Exhibit 1

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Royal Group Technologies Limited (the “Company”)
1 Royal Gate Boulevard
Vaughan, Ontario
L4L 8Z7

Item 2	Date of Material Change

November 8, 2004

Item 3	News Release

A press release was issued on November 8, 2004 in Toronto, Ontario and disseminated across Canada by Canada Newswire.

Item 4	Summary of Material Change

On November 8, 2004, the Company announced that its Special Committee of independent directors has retained Kroll Lindquist Avey (Kroll) to carryout further forensic accounting work beyond the scope of the investigation that it completed earlier this year under the direction of the committee.

Consistent with its expanded mandate, the Special Committee has instructed Kroll to broaden its forensic work to include investigations of:

•	related-party transactions from January 1, 1996 to the present inclusive of all real estate dealings entered into by Royal Group with related parties;

•	any areas that the Special Committee and/or Kroll are able to determine are of concern to the RCMP and/or the Ontario Securities Commission (OSC);

•	any further areas regarding the St. Kitts project about which the RCMP and/or OSC have questions or require further information; and

•	any other area deemed appropriate by the Special Committee.

Item 5	Full Description of Material Change

Please see the press release attached hereto as Schedule “A”.

Item 6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

For further information, please contact:

Mark Badger
Vice President, Marketing and Corporate Communications
Tel: (905) 264-0701
Fax: (905) 264-0702

Item 9	Date of Report

November 18, 2004

Schedule “A”

Royal Group Technologies Special Committee Retains Kroll To Do Expanded Forensic Investigation

    TORONTO, Nov. 8 /CNW/ - Royal Group Technologies Limited (Royal Group or the company) (RYG.SV-TSX, RYG-NYSE) today announced that its Special Committee of independent directors has retained Kroll Lindquist Avey (Kroll) to carryout further forensic accounting work beyond the scope of the investigation that it completed earlier this year under the direction of the committee.

    In its initial investigation, completed at the end of April 2004, Kroll carried out forensic accounting work regarding transactions between Royal Group and the Royal St. Kitts beach resort development (the St. Kitts project), which is majority-owned by Vic De Zen, the company's chairman.

    On October 21, 2004, Royal Group's board expanded the Special Committee to include all five independent directors and widened its mandate. The expanded mandate includes all matters relating to the investigations and inquiries by the securities regulatory authorities and the RCMP and any similar or related investigations and inquiries that may be commenced by these or other authorities.

    Consistent with its expanded mandate, the Special Committee has instructed Kroll to broaden its forensic work to include investigations of:

•	related-party transactions from January 1, 1996 to the present inclusive of all real estate dealings entered into by Royal Group with related parties;

•	any areas that the Special Committee and/or Kroll are able to determine are of concern to the RCMP and/or the Ontario Securities Commission (OSC);

•	any further areas regarding the St. Kitts project about which the RCMP and/or OSC have questions or require further information; and

•	any other area deemed appropriate by the Special Committee.

    "The Special Committee has acted to retain Kroll to carry out additional forensic investigations for essentially two reasons," said James Sardo, chair of the committee. "First, we are committed to cooperating fully with the RCMP and the OSC in their investigations and inquiries regarding Royal Group. Based on the discussions of our committee and recent developments, particularly the two production orders issued by the RCMP, we determined that further and broader forensic investigations are required. We believe that retaining an independent forensic accounting firm, Kroll, will assist us in doing this.

    "Second, our objective is to ensure that all of Royal Group's employees, investors, lenders, customers, and suppliers, can have absolute confidence in the integrity of management of Royal Group, its financial statements, and our board of directors. We will assess all the information that Kroll makes available to us concerning the actions of Royal Group and its previous or current management and determine if any action or further disclosure is required. If anything inappropriate is found, the Special Committee will act upon it and make appropriate disclosure," Mr. Sardo said.

    Royal Group Technologies Limited is a manufacturer of innovative, polymer- based building products, serving the home improvement, consumer and construction sectors of the market. The Company has extensive vertical integration, with operations dedicated to provision of materials, machinery, tooling, real estate, and distribution services to its plants producing finished products. Royal Group's manufacturing facilities are primarily located throughout North America, with international operations in South America, Europe, and Asia. Additional investment information is available on Royal Group's web site at www.royalgrouptech.com under the "Investor Relations" section. The information in this document contains certain forward-looking statements with respect to Royal Group, its subsidiaries and affiliates. These statements are often, but not always made through the use of words or phrases such as "expect", "should continue", "continue", "believe", "anticipate", "estimate", "contemplate", "target", "plan", "budget", "may", "will", "schedule" and "intend" or similar formulations. By their nature, these forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant, known and unknown, business, economic, competitive and other risks, uncertainties and other factors affecting Royal Group specifically or its industry generally that could cause actual performance, achievements and financial results to differ materially from those contemplated by the forward-looking statements. These risks and uncertainties include fluctuations in the level of renovation, remodeling and construction activity; changes in product costs and pricing; an inability to achieve or delays in achieving savings related to the cost reductions or increases in revenues related to sales price increases; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring activities compared to the estimated costs of such actions; the ability to recruit and retain qualified employees; the level of outstanding debt and our current debt ratings; the ability to meet the financial covenants in our credit facilities; changes in product mix; the growth rate of the markets into which Royal Group's products are sold; market acceptance and demand for Royal Group's products; changes in availability or prices for raw materials; pricing pressures resulting from competition; difficulty in developing and introducing new products; failure to penetrate new markets effectively; the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local business and other political, economic and regulatory risks; difficulty in preserving proprietary technology; adverse resolution of any litigation, investigations or administrative or intellectual property disputes; changes in securities or environmental laws, rules and regulations; currency risk exposure and other risks described from time to time in publicly filed disclosure documents and securities commission reports of Royal Group and its subsidiaries and affiliates. In view of these uncertainties we caution readers not to place undue reliance on these forward-looking statements. Statements made in this document are made as of November 8, 2004 and Royal Group disclaims any intention or obligation to update or revise any statements made herein, whether as a result of new information, future events or otherwise.

For further information: James Sardo, Chairman of the Special Committee of Independent Directors, Royal Group Technologies Limited, (905) 828-9943

or Richard W. Wertheim, Wertheim + Company Inc., (416) 594-1600,
(416) 518-8479 (cell)